Exhibit 99.1

SpartanNash Announces Results of 2020 Annual Shareholders Meeting

GRAND RAPIDS, MICHIGAN – May 26, 2020 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today announced that shareholders approved all proposals and re-elected all director nominees at its 2020 annual shareholder meeting, held virtually on May 20.

Shareholders elected 9 directors to the Board of Directors for one-year terms expiring at the 2021 annual meeting.

Shareholders approved the SpartanNash Company Stock Incentive Plan of 2020.

Shareholders approved the Company’s “say on pay” advisory vote.

Shareholders also ratified the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the current fiscal year.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 400 company whose core businesses include distributing grocery products to a diverse group of independent and chain retailers, its corporate-owned retail stores and U.S. military commissaries and exchanges; as well as operating a premier fresh produce distribution network. SpartanNash serves customer locations in all 50 states and the District of Columbia, Europe, Cuba, Puerto Rico, Honduras, Bahrain, Djibouti and Egypt. SpartanNash currently operates 155 supermarkets, primarily under the banners of Family Fare, Martin’s Super Markets, D&W Fresh Market, VG’s Grocery and Dan’s Supermarket. Through its MDV military division, SpartanNash is a leading distributor of grocery products to U.S. military commissaries.

Investor Contact:

Mark Shamber

Executive Vice President & CFO

(616) 878-8023

Media Contact:

Meredith Gremel

Vice President Corporate Affairs and Communications

(616) 878-2830

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